Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and “Selected Financial and Other Information” and to the use of our reports dated May 3, 2011, in Pre-Effective Amendment No. 2 to the Registration Statement (Form N-2 No. 333-173026) and related Prospectus of Garrison Capital LLC for the registration of its common stock.

/s/ Ernst & Young LLP

New York, NY
June 6, 2011